Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

Building Blocks For Your Investment Portfolio  - Access to New Markets and Strategies - Portfolio Diversification - Price Transparency - Tax Efficiency - Exchange Listing - No Interest Payments - No Principal Protection

This presentation is designed to provide an introduction to the exchange-traded note platform ELEMENTS.

I will explain what ELEMENTS and Exchange-Traded Notes are, how they work and why they may be a good investment strategy for you.

ELEMENTSSM are ELEMENTS are exchange-traded notes linked to the total return of a specific market index, less an annual investor fee.* ELEMENTS provide convenient access to markets and strategies that may not be readily available to individual investors. After their initial offering, ELEMENTS can be bought and sold through a broker or financial advisor on a U.S. securities exchange. * The investor fees will be dependent on the nature of the underlying index and/or strategy. For more detailed information, investors should refer to the prospectus for a particular ELEMENTS.

ELEMENTS vs. Index Mutual Funds vs. Exchange-Traded Funds (ETFs) Yearly 1099 tax reporting Yearly 1099 tax reporting Tax reporting expected in year of sale, at maturity or upon repurchase Tax Daily (intraday) at market price on exchange Daily (close of business) at net asset value Daily (intraday) at market price on exchange Liquidity Via a broker or financial advisor through sale on the exchange or through daily redemption from the issuer at net asset value, subject to minimum size requirements Redemption via a broker, financial advisor or fund company daily (close of business) at net asset value Via a broker or financial advisor through sale on the exchange or through weekly repurchase by the issuer during some or all of the term of ELEMENTS, subject to minimum size requirements* How to Liquidate an Investment Market and issuer risks Debt Securities Market risk Market risk Primary Risk Registered Investment Companies Registered Investment Companies ETFs Index Mutual Funds Type of Securities * Upon weekly repurchase, the issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply. Please consult your broker or financial advisor for more information.

ELEMENTS, index mutual funds and exchange-traded funds (ETFs) all provide investors with exposure to the returns of various underlying indices. However, ELEMENTS offer different features that may make them a more attractive investment vehicle to certain investors than index mutual funds and ETFs.

Index mutual funds and ETFs are investment companies registered with the Securities and Exchange Commission (SEC) under the Investment Company Act of 1940. ELEMENTS are not required to be so registered. The 1940 Act regulates the organization of companies, including mutual funds, that engage primarily in investing, reinvesting, and trading in securities, and whose own securities are offered to the investing public. ELEMENTS, index mutual funds and ETFs are all registered under the Securities Act of 1933.

While there are similarities between these investments, there are distinct differences, particularly with regard to tax implications, periodic distributions,  short sales and voting rights.

Available both on an uptick and a downtick Not available Available both on an uptick and a downtick Short Sales* Yes Yes None – any income or return is reflected in the daily indicative value of ELEMENTS. Periodic Distributions None – except for changes to the terms of ELEMENTS Debt Securities Yes Yes Voting Rights Registered Investment Companies Registered Investment Companies ETFs Index Mutual Funds Type of Securities ELEMENTS vs. Index Mutual Funds vs. Exchange-Traded Funds (ETFs) * With short sales, you risk paying more for a security than you received from its sale.

How ELEMENTS Work in the Marketplace U.S. Securities Exchange Sellers Investment Grade Issuer Brokers or Financial Advisors Buyers Brokers or Financial Advisors Index Providers Index Providers

ELEMENTS are brought to the market through partnerships among industry leaders.

Index Providers develop unique total return market indices. Investors get access to these indices via ELEMENTS, which are debt securities of an investment grade issuer.

Distributors bring ELEMENTS to brokerage firms so that individual investors can easily access ELEMENTS through a broker or financial advisor. All ELEMENTS will be listed on a U.S. securities exchange.

Individual investors can choose to sell ELEMENTS in the secondary market at market prices during trading hours or hold ELEMENTS until maturity or repurchase by the issuer. Investors may offer their ELEMENTS for repurchase by the issuer on a weekly basis during some or all of the term of ELEMENTS. The issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply. Please consult a broker or financial advisor for more information. Investors will receive a cash payment based on the performance of the index, less an investor fee, at maturity or earlier repurchase by the issuer. From time to time, the issuer may create and issue additional units of ELEMENTS having the same terms and conditions as the particular ELEMENTS offered.

Why Consider ELEMENTS? Access to New Markets and Strategies Portfolio Diversification Price Transparency Tax Efficiency Flexibility and Liquidity

ELEMENTS provide the following key benefits:

•     Access to new markets and strategies

•     Portfolio Diversification

•     Price Transparency

•     Tax Efficiency

•     Flexibility and Liquidity

Access to New Markets and Strategies Individual investors may be concerned that. Certain investments are difficult to access directly. Example: commodity & proprietary market strategies

Some of you may be concerned that certain investments are difficult to access directly.

Access to New Markets and Strategies Example: Commodity Investing May require institutional resources and expertise Typically large contracts Futures, Swaps, OTC Notes Do not provide direct or pure asset class exposure to commodities Investing in companies in the commodity sector Individual Equities, Mutual Funds, Exchange-Traded Funds Delivery, storage and spoilage Pure exposure to underlying commodity Physical Commodities Factors to Consider Description Types of Commodity Investing

For example, commodities have not been easily accessible to the individual investor.

Historically, there are three ways of investing in commodities:

•     physical commodities which require you to take delivery or store;

•     companies or securities in the commodity sector through stocks, mutual funds or ETFs, which do not provide direct asset class exposure to commodities; and

•     futures/swaps/OTC notes, typically through large contracts which may require institutional resources and expertise.

Proprietary market strategies are typically available for institutional investors. Indices linked to these proprietary market strategies may be available for individual investors to track the performance of the underlying indices, but availability of such investments is limited. Example: Proprietary Market Strategies Access to New Markets and Strategies

Another example is a proprietary market strategy which individual investors may not be able to access directly. Certain proprietary strategies are made available through market indices, so that individual investors may be able to track the performance by using their ticker symbols. However, replicating the strategy in a portfolio is not easy for most individual investors.

Access to New Markets and Strategies Solution: ELEMENTS Linked to the total return of a specific market index or strategy Cost-efficient way of investing in difficult-to-access markets and strategies

ELEMENTS are linked to the total return of a specific market index or strategy and are designed to track its performance. Therefore, with ELEMENTS you can invest in these difficult-to-access markets and proprietary strategies.

Portfolio Diversification Individual investors may want to... Diversify into certain asset classes that tend to have low correlation with traditional investments such as stocks and bonds. Utilize proprietary market strategies.

You may want to diversify into asset classes that tend to have low correlation with traditional investments such as stocks and bonds. Low correlation means the performance of one asset class has little relation with the performance of the other asset class. The goal of diversification is to reduce the risk in a portfolio. Volatility is limited by the fact that not all asset classes or industries or individual companies move up and down in value at the same time or at the same rate.

Portfolio Diversification Solution: ELEMENTS Designed to provide exposure to the total returns of various market indices, including stocks, bonds, commodities, currencies or some combination thereof. Help investors utilize core and tactical strategies across asset classes, sectors and investment styles. Core Portfolio Commodity/ Currency Alternative Investments Style Allocation Sectors Region/Country Inflation

ELEMENTS are designed to provide investors with exposure to the total returns of various market indices, including stocks, bonds, commodities, currencies or some combination thereof.

ELEMENTS can help investors utilize core and tactical strategies across asset classes, sectors and investment styles in order to construct a well-rounded portfolio to meet their investment objectives.

Price Transparency Individual investors may be concerned that.... The returns of certain investments can be difficult to measure regularly.

Certain investments can be hard to measure the returns regularly.

Price Transparency Solution: ELEMENTS Designed to provide a return that is linked to the performance of an underlying index or strategy, less an annual investor fee.* The daily closing prices, daily closing indicative values, and weekly repurchase values+ of all ELEMENTS and the daily closing levels of their underlying indices will be available on the product section of www.ELEMENTSetn.com so that investors can easily track the performance of their ELEMENTS. * The investor fees will be dependent on the nature of the underlying index and/or strategy. For more detailed information, investors should refer to the prospectus for a particular ELEMENTS. + An indicative value for a particular ELEMENTS is a value similar to net asset value (NAV) for mutual funds. The indicative value will be provided for reference purposes only. The official weekly repurchase value will be used for any repurchase by the issuer. For more information, please refer to the particular ELEMENTS prospectus.

ELEMENTS are designed to provide a return that is linked to the performance of an underlying index or strategy, less an annual investor fee. The investor fee will be dependent on the nature of the underlying index and/or strategy. For more detailed information, please refer to the prospectus for a particular ELEMENTS.

The daily closing prices, daily closing indicative values and weekly repurchase values of all ELEMENTS and the closing levels of their underlying indices will be available on the product section of the ELEMENTS website (www.ELEMENTSetn.com,) so that investors can easily track the performance of their ELEMENTS.

An indicative value for a particular ELEMENTS is a value similar to net asset value (NAV) for mutual funds. The indicative value will be provided for reference purposes only. The official weekly repurchase value will be used for any repurchase by the issuer. For more information, please refer to the particular ELEMENTS prospectus.

Tax Efficiency Individual investors may be concerned that.... Certain investments may result in yearly taxable income and capital gains distributions. Example: Index mutual funds & ETFs

Certain investments, such as Index mutual funds and exchange-traded funds (ETFs), are required to make yearly taxable income and capital gains distributions to shareholders.

Tax Efficiency Solution: ELEMENTS Under the expected tax treatment of ELEMENTS: The timing of the realization of gains or losses on ELEMENTS is based on when investors buy and sell their investment. Investors should only realize gains or losses upon the sale, maturity or repurchase by the issuer of their ELEMENTS. Prospectuses offering ELEMENTS will include information regarding their expected tax treatment, and investors should read these for a more complete understanding of the expected tax treatment of the specific ELEMENTS being offered and any related tax risks. Investors should consult with a tax or legal advisor before investing.

ELEMENTS offer a tax-efficient way to invest. Under the expected tax treatment of ELEMENTS, the timing of the realization of gains or losses on ELEMENTS is based on when investors buy and sell their investment. Investors should only realize gains or losses upon the sale, maturity or repurchase by the issuer of their ELEMENTS.

Prospectuses offering ELEMENTS will include information regarding their expected tax treatment, and you should read these for a more complete understanding of the expected tax treatment of the specific ELEMENTS being offered and any related tax risks. Please consult with your tax or legal advisor before investing.

Flexibility and Liquidity Individual investors may be concerned that.... Certain investments can be difficult to liquidate efficiently.

Certain investments can be difficult not only to access, but also to liquidate.

Flexibility and Liquidity Solution: ELEMENTS Exchange listing: Individual investors can choose to sell ELEMENTS in the secondary market at market prices during trading hours or hold ELEMENTS until maturity or repurchase by the issuer (subject to minimum size requirements). Liquidity-enhancing institutional-size repurchase feature: Investors may offer their ELEMENTS for repurchase by the issuer on a weekly basis during some or all of their term.* * Upon weekly repurchase, the issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply.

Like equities, ELEMENTS offer the liquidity provided by exchange listing. ELEMENTS also provide a liquidity-enhancing institutional-size repurchase feature. Individual investors can choose to sell ELEMENTS in the secondary market at market prices during trading hours or hold ELEMENTS until maturity or repurchase by the issuer. Investors may offer their ELEMENTS for repurchase by the issuer on a weekly basis during some or all of their term. The issuer will require investors to have a minimum number of units for repurchase and a repurchase fee may apply. Investors will receive a cash payment based on the performance of the index, less an annual investor fee, at maturity or earlier repurchase by the issuer.

Are There Risks to Investing in ELEMENTS? No Principal Protection: If the value of the underlying index decreases, or does not increase by an amount greater than the aggregate investor fee applicable to ELEMENTS, an investor will receive less than the investor’s original investment in ELEMENTS upon maturity or repurchase by the issuer. Underlying Index Risk: The return on each ELEMENTS is linked to the performance of its underlying index, which, in turn, is linked to the prices of the underlying index components. These prices may change unpredictably, affecting the value of the underlying index and, consequently, the value of your ELEMENTS in unforeseeable ways.

Summarized here are potential risks associated with an investment in ELEMENTS. For a more comprehensive list of risk factors, please refer to the prospectus for the specific offering of ELEMENTS and other documents provided by your broker or financial advisor.

Are There Risks to Investing in ELEMENTS? Concentrated Investment Risk: The underlying index components of some ELEMENTS may be concentrated in a specific sector. The investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. No Interest Payments: You will not receive any periodic interest payments on your ELEMENTS.

Are There Risks to Investing in ELEMENTS? Issuer Risk: ELEMENTS are unsecured debt securities of the issuer. The payment of the amount due upon repurchase by the issuer or at maturity is dependent on the issuer’s ability to pay. A Trading Market for ELEMENTS May Not Develop: Although ELEMENTS are listed on a U.S. securities exchange, a trading market for ELEMENTS may not develop. Affiliates of certain issuers and the broker-dealers distributing ELEMENTS may engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time. The issuer is not required to maintain any listing of ELEMENTS on an exchange. [Read from the slide]

How can You Get Started? Speak with your broker or financial advisor to determine if ELEMENTS are appropriate as part of an overall investment strategy that fits your goals, risk tolerance, investing style and time horizon. For more information, visit www.ELEMENTSetn.com. [Read from the slide.]

Important Notes Each issuer will have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by visiting the ELEMENTS website at www.ELEMENTSetn.com. Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-877-ETN ADVICE (386-2384). You can also ask your broker or financial advisor to provide you with the prospectus and other documents. Not Principal Protected • Not Bank Guaranteed or Insured • May Lose Value

Please review these important notes:

Contact Us For more information: Visit us at www.ELEMENTSetn.com Call us at 1-877-ETN ADVICE (386-2384) ELEMENTS and ELEMENTS (design) are service marks of MLPF&S, Inc. © 2007 MLPF&S, Inc. Printed in the U.S.A. Member, Securities Investor Protection Corporation (SIPC). Code ELEMENTSppt-0607

You can contact us via phone or website.